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                                                                     Exhibit 2.8

                         MASTER STOCK PURCHASE AGREEMENT

         This Master Stock Purchase Agreement (the "Agreement") is entered into as of the 12th day of December, 2001, by and between EFS, Inc., an Indiana corporation (the "Company") and NELnet, Inc., a Nevada corporation (the "Buyer").

                                    RECITALS

         A. The Shareholders identified in Schedule 2.1 attached hereto are the owners of the issued and outstanding capital stock of the Company; and

         B. Shareholders desire to sell to Buyer and Buyer desires to purchase from Shareholders all of the Stock representing a 100.00% equity interest in the Company immediately after all transactions contemplated or referenced in this Agreement, and it is the intent of the parties to this Agreement to facilitate and cause such sale and purchase.

         NOW, THEREFORE, in consideration of the foregoing premises and in consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                PURCHASE OF STOCK

         1.1      Definition Reference. Certain capitalized terms are defined in
Section 8.1.

         1.2 Purchase of Stock. Subject to the terms and conditions of this Agreement, the Company will use its best efforts to cause Shareholders to agree to sell, transfer and assign to Buyer free of all Liens, and Buyer agrees to purchase all of the Stock.

                                   ARTICLE II
                                  CONSIDERATION

         2.1 Purchase Price. In consideration of the sale of the Stock, Buyer will pay Shareholders the aggregate purchase price of One Hundred Forty Six Million Dollars ($146,000,000) as reduced in accordance with Section 2.1.2 hereof (the "Purchase Price"), payable as set forth below. The Purchase Price, expressed on a per share basis, is $403.786 per share, based on a total of 296,512.515 shares of currently issued and outstanding Stock, and 65,065 shares of stock reserved for issuance upon exercise of the outstanding Stock Options (which shall have been exercised immediately prior to Closing in accordance with Section 6.13 hereof) for a total of 361,577.515 shares of Stock outstanding at Closing.

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A list of the Shareholders, their respective ownership of Stock and their respective allocation of Purchase Price reduced in accordance with Section 2.1.2 hereof is set forth in Schedule 2.1 hereof.

                  2.1.1 Closing Payment. At the Closing, Buyer will pay $403.786 per share for the Stock (including Stock issued upon exercise of the Stock Options), by cashiers check or wire transfer in immediately available funds, reduced in accordance with Section 2.1.2 hereof.

                  2.1.2 Adjustments of Purchase Price. The Purchase Price, allocable to each of the Shareholders as set forth in Schedule 2.1, shall be reduced by the sum of (i) the aggregate exercise price associated with exercising the Stock Options (through the repayment of loans made by the Company to the holders of options), in accordance with Section 6.13 hereof, if any, and withholding taxes (including without limitation federal, state and employees social security and medicare taxes) attributable to exercise of the Stock Options, if any (which will be forwarded to the Company for remittance to the appropriate taxing authority), (ii) with respect to Shareholders who have obtained loans from the Company or any Subsidiaries (other than loans for the exercise of options), the aggregate amount necessary to pay in full all such indebtedness of any of such Shareholders to the Company or any Subsidiaries, if any, and (iii) the sum of $19.36 per share of the Stock to be deposited with the Escrow Agent in accordance with the terms of the Escrow Agreement, all as set forth in Schedule 2.1 hereof.

                                   ARTICLE III
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         The Company represents, warrants and covenants to Buyer, with respect to the Company and each of the Subsidiaries (which Subsidiaries, for the purpose of this Article III, shall be included in the term "Company" except where otherwise noted), as of the date of this Agreement and as of Closing, as follows:

         3.1 Ownership of Stock. The Shareholders hold of record and, to the Company's knowledge, are (except for trustees of the ESOP Trust) the beneficial owners of the shares of the Stock set forth next to their respective names on Schedule 2.1. Upon the delivery to the Buyer of the endorsed Stock certificates the Buyer will be the lawful, title and beneficial owner of the Stock, which constitutes 100.00% of the issued and outstanding stock of the Company, and which shall be, as of the Closing Date, to the Company's knowledge, free and clear from all Liens of any nature. As of the date of this Agreement, other than commitments related to the Stock Options and ESOP Documents, the Employees Stock Plan (the applicable provisions of which have been waived with respect to transactions contemplated under this Agreement) and this Agreement, there are no authorized or outstanding Liens, subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, rights of first refusal or other agreements of any nature whatsoever, under which the Company or, to the Company's knowledge, Shareholders are or may become obligated to issue, assign or transfer any shares of the capital stock of the Company. The Company has no outstanding shares of any class or series other than the Stock. Other than this Agreement, as of the Closing Date there will be no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, rights of first refusal, or other agreements or arrangements of any nature whatsoever, under which the Company or, to the

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Company's knowledge, Shareholders are or may become obligated to issue, assign or transfer any shares of the capital stock of the Company.

         3.2 Authorization; Organization and Standing; Non-Contravention. The Company has the necessary power and authority to execute and deliver this Agreement and to perform the obligations to be performed by the Company hereunder, and this Agreement is valid and binding upon the Company and enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company has been duly authorized by all necessary corporate action and does not, and the consummation of the transactions contemplated hereby and the performance by the Company of the terms of this Agreement will not (a) violate any Law, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any contract to which the Company is a party or by which the Company is bound or which any of its assets are subject, except as disclosed in Schedule 3.6A, (c) violate provisions of the Company's articles of incorporation or bylaws, or (d) result in acceleration of any obligation under, or constitute an event of default under any order, judgment or decree to which the Company is bound, except as disclosed in Schedule 3.6A. Except as specifically set forth in this Agreement, no approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the Shareholders or directors of the Company is required that has not been obtained in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

         3.3 Intellectual Property. Schedule 3.3 attached hereto sets forth a complete list of all patents, pending patent applications and registration certificates (including a brief description of the subject matter thereof, the jurisdiction, the date of issue or filing and the patent or application number), all trade names, trade marks and service marks and applications therefor, all copyright registrations, all copyrights not registered, all internet domain name registrations of the Company, and all source codes used in the business and operations of the Company and the Subsidiaries as presently conducted (collectively, the "Intellectual Property"). The Company is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property (other than Intellectual Property in which the Company merely holds an interest as licensee, as identified in Schedule 3.3 attached hereto), free of any and all Liens, and there are no pending, or to the Company's knowledge, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. To the knowledge of the Company, no Person is infringing upon rights of the Company with respect to the Intellectual Property, and none of the Intellectual Property is infringing upon the intellectual property rights of any other Persons.

         3.4      Organization and Standing of the Company.

                  (a) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana, its state of incorporation, and is legally qualified to transact business in every jurisdiction in which the nature of the business conducted by it or the character or location of properties owned or leased by it makes such qualification necessary, except in such jurisdiction where failure to be so duly qualified would not have

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         a material adverse effect upon the Company. A list of the jurisdictions in which the Company is qualified to transact business is set forth in
         Schedule 3.4 attached hereto.

                  (b) Buyer has received from the Company a true and complete copy of the Company's articles of incorporation and bylaws, and any amendments thereto, presently in effect. The minute books of the Company are in good order, true, complete, correct and up-to-date, and with all necessary signatures, setting forth all meetings and actions taken by the shareholders and directors of the Company. The stock transfer books and stock ledgers of the Company are in good order, true, complete, correct and up-to-date, with all necessary signatures, and set forth all stock certificates issued, transferred and surrendered. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

                  (c) The Company's entire authorized capital stock consists of one million shares of common stock, no par value per share, of which (i) 296,512.515 shares are issued and outstanding and owned by the Shareholders as of the date of this Agreement and will be owned by the Shareholders as of the Closing Date, and (ii) 65,065 shares are reserved for issuance upon exercise of currently outstanding Stock Options which shall be exercised immediately prior to the Closing. The Stock is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and is subject to no restrictions with respect to transferability (other than as provided in the ESOP Documents and the Employees Stock Plan, the applicable provisions of which have been waived with respect to transactions contemplated under this Agreement). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, other than the Stock Options and the Company's gain sharing plan. To the Company's knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Stock (other than as provided in the ESOP Documents).

                  (d) The Company has all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. None of the licenses, permits and authorizations of the Company will be terminated or are terminable due to consummation of the transaction provided for herein.

                  (e) From and after July 1, 1999, the Company is and has been duly qualified as an "S" Corporation under the Code and Treasury Regulations promulgated thereunder, and the Company and Shareholders are eligible shareholders of an "S" Corporation in accordance with provisions of the Code.

                  (f) The Company is a for-profit corporation and, to the knowledge of the Company, the Company accomplished its conversion from a not-for-profit public state agency to a for-profit corporation in material compliance with applicable Law.

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         3.5      Good Title to Assets. The Company is the sole and
unconditional owner of, and has good and marketable title to, or a valid leasehold interest in, free and clear of any Liens (other than Liens specifically described in the Company's most recent financial statements), the properties and assets used by it, located on its premises, or shown in the most recent financial statements. The properties and assets owned by the Company as of the Closing Date shall permit the Company to continue and carry on business and operations in the Ordinary Course of Business.

         3.6 Material Contracts. Schedule 3.6 attached hereto is a true and complete schedule of all of the agreements which are binding upon the Company, and which either are (i) agreements under the Company's FlexServ I or FlexServ II program, (ii) forward purchase commitments to purchase FFELP Loans with an aggregate outstanding balance in excess of $1,000,000 per agreement, or (iii) agreements relating to matters other than FFELP Loan servicing or purchases which individually involve consideration having a value aggregating in excess of $1,000,000. True, correct and complete copies of all documents referred to in
Schedule 3.6 have been delivered or made available to Buyer. No Person has claimed that any of such agreements listed in Schedule 3.6 are invalid or unenforceable or in default. Except as set forth in Schedule 3.6A attached hereto, none of such agreements or any other agreement to which the Company is a party or by which it is bound contain any provision which will or could result in termination or modification of any term upon change in control of the Company. With respect to each of the agreements listed in Schedule 3.6, and any other agreement to which the Company is a party or by which it is bound, such agreement is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be so following consummation of the transaction contemplated hereby, and, to the Company's knowledge, no party is in material breach or default and no event has occurred which with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration under such agreement.

         3.7 Subsidiaries. The Company has no direct or indirect Subsidiary with the exception of those set forth in the definition of "Subsidiaries" contained in Section 8.1 hereof, and each of the representations and warranties made with respect to the Company shall be fully applicable to each of the Subsidiaries. The Company is the record and beneficial owner, either directly or indirectly through a Subsidiary, of all of the issued and outstanding stock of each Subsidiary free of any restrictions on transfer and, as of the Closing Date, free and clear of all Liens.

         3.8 Litigation. There are no actions, claims, proceedings, litigation, state or federal Equal Employment Opportunity Commission proceedings or investigations pending, or, to the Company's knowledge, threatened against the Company with respect to its business, that could reasonably be expected to have, directly or indirectly, individually or in aggregate, a material adverse effect upon the Company. All pending litigation is identified in Schedule 3.8 attached hereto. The Company is not subject to any outstanding order or judgment of any Governmental Authority directed at the Company.

         3.9 Compliance with Laws. The Company has complied in all material respects and is complying in all material respects with all Laws, and the Company has not received notice of violation of any applicable Law. The Company is in material compliance with all requirements of federal statutes and

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regulations enacted under the Higher Education Act in connection with the
Company's business. Buyer has received from the Company true and accurate copies of all Department of Education review results and Inspector General audit reports in connection with the Company. Except as disclosed on Schedule 3.9, each of the FFELP Loans held by or on behalf of the Company or which are to be transferred to the Company is fully guaranteed or insured to the maximum extent permitted under the Higher Education Act.

         3.10 Compensation of Employees. Buyer has received from the Company a true, correct and complete list of the names and job titles of all persons who are employees of the Company, together with annual base salaries, bonuses, commissions and leave accruals of such employees; provided, however, that as of January 1, 2002, increases in such compensation to employees may be made in the Ordinary Course of Business for regular annual increases averaging up to 4% of the aggregate wages (with increases in excess of 4% permissible only for individual employees receiving promotions in the Ordinary Course of Business, provided, however, that Buyer must approve any increases in excess of 4% for any promotions of employees with titles of assistant vice president or higher following such promotion, which approval shall not be unreasonably withheld). The Company shall not pay or agree to pay any bonuses, commissions or other compensation (other than wages as set forth above) without prior written approval of Buyer. There are no arrearages in the payment of wages or salaries to such employees. Other than as previously disclosed, as of the Closing Date the Company will have no employment agreements, compensation or deferred compensation arrangements or consulting agreements with any employee or other person or entity which is in writing or which is not terminable at will.

         3.11 Taxes. All material Tax returns required to be filed prior to the Closing Date have been filed in a timely manner and are true, complete and correct in all material respects. All Taxes relating to the Company due on or before the Closing Date have been timely and fully paid. The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the Company for any Tax period prior to the Closing Date as reflected on the books of the Company are adequate to cover such Taxes. No penalties or other charges of any nature are or will become due with respect to the late filing of any Tax returns required to be filed on or before the Closing Date. All material Taxes that the Company is required by Law to withhold or collect have, in all respects, been duly withheld or collected and have been timely paid over to the extent due and payable. Any Tax Liability arising from the Company's election under Section 338(h)(10), including without limitation Tax Liability, if any, Taxes on "built-in" gains, if any, shall be the responsibility of the Company and will be reported on the final Tax return of the Company as an S Corporation. The gain arising from the Section 338(h)(10) Election shall be reported on the final S Corporation tax return filed by the Company and reported to the S Corporation Shareholders. There are no Tax sharing agreements to which the Company is now a party other than the intercompany agreement between EMT Corporation and EFS Finance Co. The Company is not, and has never been, a party to any agreement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. After the date hereof, no election or any other act with respect to Taxes will be made without the prior written consent of Buyer.

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         3.12     Employee Benefit Plans Except as identified and described in
Schedule 3.12 attached hereto, the Company does not have "employee benefit plans" as that term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that currently are maintained by, sponsored in whole or in part by or contributed to, by or on behalf of the Company for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries. Schedule 3.12 consists of a true, correct and complete copy of the employee handbook in effect with respect to the Company's employees as of the date hereof, which handbook contains true and complete summaries of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or on behalf of, the Company for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate therein (the "Benefit Plans"). Neither the Company nor any ERISA Affiliate of the Company (which for purposes of this Agreement shall mean any entity required to be aggregated with the Company under the Code Sections 414(b) or (c)) has misrepresented any provision of such Benefit Plans to any Persons, such Benefit Plans have been administered substantially in accordance with their terms, and all required premium payments and contributions to and payments from such Benefit Plans have been made in accordance with the terms of the Benefit Plans and on a timely basis. In addition, for purposes of any provision of this Agreement that relates to Code Section 412(n), the term ERISA Affiliate shall mean any entity aggregated with a person under Code Sections 414(b), (c), (m) or (o) which maintains or has maintained any multi-employer plan within the meaning of Section 3(37) of ERISA. All Benefit Plans have been administered and are in compliance in all material respects with the applicable terms of ERISA, the Code and any other applicable Law. No Benefit Plan which is a Defined Benefit Pension Plan (within the meaning of ERISA) has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. No Benefit Plan has an "accumulated funding deficiency" as defined in Code Section 412. No event has occurred with respect to a Benefit Plan that could subject the Company to liability under ERISA, other than Liabilities for contributions due under such Benefit Plans in the Ordinary Course of Business which arose from actions taken in compliance with ERISA. No Benefit Plan has been funded or administered in a manner that would result in Liability for any Tax or penalty with respect to excise Taxes for overfunding or prohibited transactions under applicable Law. On the Closing Date, contributions to the ESOP Trust shall be discontinued (except for a contribution of 8% of eligible wages for plan year 2001 already accrued for and to be made in the Ordinary Course of Business, and the distributions from the Escrow Agent as provided in the Escrow Agreement), and the existing trustees of the ESOP Trust will be retained at the sole cost of such ESOP Trust to determine, in accordance with the agreement establishing the ESOP Trust, the appropriate course of action as to assets held in the ESOP Trust for the benefit of the plan participants and beneficiaries. Subject to terms of the ESOP Documents and applicable Law, trustees

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of the ESOP Trust may appoint successor trustees in order to fill vacancies. At the sole cost of the ESOP Trust, the trustees of the ESOP Trust may terminate, modify or amend the plan or roll the trust assets into a new plan in any manner such trustees deem appropriate; provided, however, that such activities of the ESOP Trust shall be in compliance with applicable Law and shall not increase the cost of pension plan commitments or potential liabilities undertaken by Buyer or the Company.

         3.13 Absence of Certain Events. Since the date of the financial statements of the Company dated October 31, 2001, there has not been:

                  (a) an amendment to the Company's articles of incorporation or bylaws, or merger with or into or consolidation with any Person, a change or agreement to change any agreements to which the Company is a party except in the Ordinary Course of Business, or a change in the character or the business of the Company;

                  (b) any dividends declared or paid or other distributions of any kind to the Company's shareholders declared or made (except as provided in Section 6.4(m) hereof), or any direct or indirect redemption, purchase, retirement or other acquisition of any of the Stock or Stock Equivalents, without the prior written consent of Buyer in its discretion;

                  (c) any loan or advance made to any of the Company's officers, directors, employees, consultants, agents, shareholders or any other loan or advance made otherwise than in the Ordinary Course of Business;

                  (d) any change in the financial condition, properties, business or operations of the Company or any event or circumstance which is, or with reasonable likelihood may result in, singly or in the aggregate, a material adverse effect on the Company;

                  (e) any loss affecting any asset of the Company, unless such loss could not reasonably be expected to result in a material adverse effect upon the Company;

                  (f) any strike or other labor trouble or dispute has resulted in or may result in a material adverse effect upon the Company;

                  (g) any loss or threatened loss of any permit, license, qualification or certificate of authority held by the Company;

                  (h) any material indebtedness, Liability or obligation incurred by the Company or any transaction entered into by the Company, other than in the Ordinary Course of Business, or any guarantee by the Company of any indebtedness, Liability or obligation of any other Person;

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                  (i)      any material obligation, Liability or Lien, paid,
         discharged or satisfied by or on behalf of the Company other than the current Liabilities reflected in the October 31, 2001 financial statement;

                  (j) any sale, transfer or other disposition of any asset of the Company including, without limitation, FFELP Loans, except in the Ordinary Course of Business (and thus transfers of FFELP Loans to guarantee agencies pursuant to the claims process or to another Person pursuant to the consolidation process are permissible) or except as approved in writing by Buyer;

                  (k) any material change in, or any oral or written contract or arrangement to materially change, the compensation or other direct or indirect remuneration payable to any officer, employee or agent of the Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered, other than in the Ordinary Course of Business (or other than as provided in Section
         3.10 hereof);

                  (l) any capital expenditure, addition or improvement made or committed to be made by or on behalf of the Company in excess of $100,000.00 with respect to any single expenditure, addition or improvement of the Company;

                  (m) any termination or failure to renew, or receipt of a threat (that was not subsequently withdrawn) by a third party to terminate or fail to renew any material agreement to which the Company is a party;

                  (n) any material failure to maintain the books and records of the Company in the usual, regular and ordinary manner, consistent with past practice, or any material change in the accounting principle or practice of the Company;

                  (o) any material adverse change in the business, financial condition, operations, results of operations or reasonably foreseeable future prospects of the Company;

                  (p) any write-off as uncollectible of any FFELP Loan or other student loan, servicing fee or other receivable, or any portion thereof, not reflected on the most recent financial statement of the Company, except in the Ordinary Course of Business;

                  (q) any issuance of additional stock, Stock Equivalents or interests of any nature whatsoever in stock with respect to the Company, except as required in order to accomplish the exercise of the Stock Options pursuant to Section 6.13 hereof; or

                  (r) any agreement or understanding to do any of the foregoing.

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         3.14     Financial Statements. Schedule 3.14 attached hereto contains an accurate and complete consolidated balance sheet, statements of operation, changes in shareholder equity and cashflows relating to the Company (collectively, the "Financial Statements") for: June 30, 1999; June 30, 2000; June 30, 2001; and the four months ended October 31, 2001. Such information fairly presents the financial condition and results of operation of the Company as of and for such periods, have been prepared on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Company. All of the Financial Statements prior to July of 2001 are statements prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby and are audited by a nationally recognized firm of independent accountants.

         3.15 Absence of Undisclosed Liabilities. The Company does not have any direct or indirect, primary or secondary, Liability of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise that will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the Company, or that is required by GAAP to be set forth on a financial statement or notes thereto except for the Liabilities which are accrued or reserved against and reflected upon the Financial Statements of the Company or Liabilities incurred in the Ordinary Course of Business since October 31, 2001.

         3.16 Brokers and Finders. The Company has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with this Agreement.

         3.17 Conflicts of Interest. No officer or director of the Company (or any member of any family of such officer or director) has any direct or indirect interest in any creditor, competitor, supplier, customer or agent of the Company, except as previously disclosed to Buyer and except for ownership of less than 1% of the equity stock of any publicly traded entity.

         3.18 Student Loan Servicing. The FFELP Loans serviced by the Company or any Subsidiary for other Persons and the FFELP Loans held by or on behalf of the Company or any Subsidiary have been originated (if originated by the Company), serviced and collected in material compliance with applicable servicing agreements, rules of guarantee agencies and the Higher Education Act, except as disclosed in Schedule 3.9 attached hereto. The Private Loans serviced by the Company or its Subsidiary for other Persons have been serviced and collected in material compliance with applicable servicing agreements and Law, except as disclosed in Schedule 3.9. None such FFELP Loans or Private Loans are subject to any material error or deficiency in origination (if originated by the Company), servicing or collection which may result in either a loss of eligibility to receive any portion of principal, interest, special allowance payments (or guarantee or insurance payments with respect thereto), or may give rise to material Liability on the part of Company or its Subsidiaries, except as disclosed in Schedule 3.9.

         3.19 Student Loan Portfolio Characteristics. Schedule 3.19 attached hereto sets forth the portfolio characteristics for all FFELP Loans which are owned by or on behalf of the Company or its Subsidiaries as of October 31, 2001, and such characteristics shall not vary, other than as a result of operations in the Ordinary Course of Business or other than in a nonmaterial manner as of the Closing Date.

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Such portfolio characteristics accurately show the aggregate principal balances of FFELP Loans by loan type, status, servicer, guarantor and owner. The amount of the unpaid principal balance and accrued and unpaid interest of each FFELP Loan held by or on behalf of the Company or its Subsidiary is due and owing, and no counterclaim, offset, defense or right of rescission exists with respect to any such FFELP Loan or which, with notice, lapse of time or the occurrence or failure to occur of any act or event could be asserted and maintained by the borrowers thereon against the Company or any Subsidiary. Except as described in the details on the Company's borrower benefit programs set forth in Schedule 3.19A attached hereto, no FFELP Loan held by or on behalf of the Company or any Subsidiary carries a rate of interest less than, or in excess of, the applicable rate of interest required by the Higher Education Act. Each FFELP Loan held by or on behalf of the Company or any Subsidiary has been duly executed and delivered and constitutes the legal, valid and binding obligations of the maker (and endorser, if any) thereof, enforceable in accordance with its terms. The Company is not in default in the performance of any of its covenants and agreements made in any guarantee agreement with respect to FFELP Loans, and all FFELP Loans held by or on behalf of the Company or any Subsidiary are covered by a guarantee agreement with a guarantee agency in accordance with the Higher Education Act. Each FFELP Loan originated by or held by or on behalf of the Company or its Subsidiary complies in all material respects with, and does not violate in any material respect, applicable Law. The Company owns no record, title or beneficial interest in or to any Private Loans, and has not originated any Private Loans on its own behalf or for other Persons.

         3.20 Eligible Lender Status. Title to any FFELP Loans in which the Company holds an interest is held by an "eligible lender" as defined in the Higher Education Act pursuant to a trust agreement in accordance with the Higher Education Act, and such eligible lender holds the lender identification numbers set forth in Schedule 3.20 attached hereto on behalf of the Company.

         3.21 Suppliers and Customers. No educational institution or lender which refers or sells a material volume of FFELP Loans to the Company or engages the Company to service a material volume of FFELP Loans has terminated, or, to the knowledge of the Company, threatened to terminate or contract the scope of its relationship with the Company. As of the Closing Date, the Company is not required to provide any bonding or other financial security arrangements in connection with any transactions with any customers or suppliers.

         3.22 Real Estate. Schedule 3.23 attached hereto is a true and complete schedule of all leases of real estate to which the Company is a party. All such leases are in full force and effect, the Company shall have the quiet and peaceful possession of the properties covered thereby, and to the Company's knowledge, none of the lessors thereunder are in material default under any of the terms thereof. The Company owns no title interest in or to any real estate.

                                   ARTICLE IV
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents, warrants and covenants to the Company, as of the date of this Agreement and as of Closing, as follows:

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         4.1      Organization and Power. Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

         4.2 Authority; Noncontravention. Buyer has the necessary corporate powers and authority to execute and deliver this Agreement and to perform the obligations to be performed by Buyer hereunder, and this Agreement is valid and binding upon Buyer and enforceable in accordance with its terms. The execution and delivery of this Agreement will not (a) violate any Law, (b) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any contract to which Buyer is a party or by which Buyer is bound or which any of its assets are subject, (c) violate the articles of incorporation or bylaws of Buyer, or (d) result in acceleration of any obligation under, or constitute an event of default under, any order, judgment or decree to which Buyer is bound. Except as specifically set forth in this Agreement, no approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the shareholders or directors of Buyer is required that has not been obtained in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         4.3 Financial Ability. Buyer has the necessary financial resources available to it which will allow it to consummate the transactions contemplated herein.

         4.4 No Defaults or Violations. Buyer is not in default under any mortgage, deed of trust, indenture or other instrument or agreement to which Buyer is a party or by which it or its properties are bound, or in violation of any Law which default or violation could reasonably be expected to have a material adverse effect upon Buyer's ability to perform its obligations hereunder.

         4.5 Brokers and Finders. Buyer has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with this Agreement.

                                    ARTICLE V
                                     CLOSING

         5.1 Closing. If the conditions to the parties' obligations enumerated below in Sections 5.2 and 5.3 are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on a date which will be a business day within a maximum of two (2) days following the date on which the last such condition is satisfied or waived by the party hereto entitled to the benefit of such condition (the "Closing Date") at a place to be mutually agreed upon by the parties, or on such other date or at such other location as the parties may agree. The parties shall use best efforts in good faith to accomplish Closing and thus achieve a Closing Date as of December 19, 2001.

         5.2 Conditions to Buyer's Obligation to Close. The obligation of Buyer to close is subject to satisfaction (or written waiver by Buyer in Buyer's sole discretion, provided, however, that no such waiver of a condition shall constitute waiver by Buyer of any of its other rights if the Company, any Shareholder or any Option Holder shall be in default of any of their respective representations, warranties or covenants under this Agreement or any of the Seller Agreements) of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Buyer which are not attached as Schedules (and therefore deemed satisfactory to Buyer) must be in form and substance reasonably satisfactory to Buyer:

                  5.2.1 Deliveries of Company. Buyer will have received the following: (i) Stock certificates duly endorsed in blank or with stock powers so endorsed and attached thereto ready for immediate transfer into Buyer's name, representing the transfer of Stock from 100% of the Shareholders of the Company to Buyer, free of all Liens, (ii) certified copies of resolutions of the directors of the Company and trustee(s) of the ESOP Trust authorizing execution, delivery and performance of the Agreement; (iii) incumbency certificates of the Company and the ESOP Trust; (iv) a favorable opinion of counsel to the Company, the ESOP Trust, John F. Wieczorek, Robert T. Wildman, Bryan P. Miller and Hollie
D. Heider, in the form of Schedule 5.2.1 attached hereto; (v) all documents necessary to make a unanimous (A) election by 100% of the Shareholders and the Company under Section 338(h)(10) of the Code in accordance with Section 6.10 hereof, (B) consent by the Company and 100% of the Shareholders to allocation of the Purchase Price in accordance with Section 6.11 hereof, and (C) irrevocable exercise by holders of all Stock Options held by Stockholders; (vi) a current certificate of existence from the Secretary of State of Indiana indicating the Company and each Subsidiary is in existence as a corporation; (vii) certificates of the Company, dated as of the Closing Date, to the effect that this Agreement and related agreements have been performed and that representations and warranties are accurate in all material respects as if made as of the Closing, as contemplated in Sections 5.2.2 and 5.2.3 hereof, and signed by the Company and John F. Wieczorek, Garrett A. Varner, Bryan P. Miller, Hollie D. Heider and Robert T. Wildman, as applicable; (viii) Books and Records of the Company and its Subsidiaries including, without limitation, the stock books, stock ledgers, minute books and contracts; (ix) the Escrow Agreement in the form of Schedule 5.2.1A attached hereto, executed by all parties intended to be signatories thereon except Buyer; and (x) all Seller Agreements (and all deliveries required to be made by Shareholders pursuant thereto) executed by Shareholders.

                  5.2.2 Agreements Performed. The Company shall have performed all of the obligations under this Agreement to be performed by it before Closing and the Shareholders shall have performed all of their respective obligations under the Seller Agreements to be performed by them at or before the Closing;

                  5.2.3 Representations Accurate The representations and warranties of the Company contained herein and of the Shareholders contained in the Seller Agreements will continue to be accurate in all material respects as if made as of the Closing, without giving effect to any supplemental disclosure, update or modification of any Schedule hereto;

                  5.2.4 No Change. Between October 31, 2001, and the Closing Date, there will have been no material adverse changes in the financial condition, results of operations, assets, business or reasonably foreseeable prospects of the Company, and no pending Governmental Authority proceedings or legal action which challenges the validity or legality of or seeks or is reasonably expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement or any of the Seller Agreements;

                  5.2.5 HSR Act Compliance. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated;

         5.3 Conditions to the Company's Obligations to Close. The obligation of the Company to close is subject to satisfaction (or written waiver by the Company in the Company's sole discretion, provided, however, that no such waiver of a condition shall constitute waiver by the Company of any of its other rights if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement) of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to the Company which are not attached as Schedules (and therefore deemed satisfactory to the Company) must be in form and substance reasonably satisfactory to the Company:

                  5.3.1 Deliveries of Buyer. The Company or Shareholders, as applicable under Schedule 2.1, will have received: (i) immediately available funds by cashiers check or wire transfer in the amount of the Purchase Price (pursuant to wiring instructions which the Company shall furnish or cause to be furnished to Buyer at least two (2) days prior to the Closing Date); (ii) copy of resolutions of Buyer's board of directors authorizing Buyer's execution, delivery and performance of this Agreement; (iii) a favorable opinion of counsel in the form of Schedule 5.3 attached hereto; (iv) a certificate of Buyer, dated as of the Closing Date, to the effect that this Agreement and related agreements have been performed and representations and warranties are accurate in all material respects as if made as of Closing; and (iv) the Escrow Agreement with the Escrow Agent in the form of Schedule 5.2.1A attached hereto and executed by Buyer;

                  5.3.2 Agreements Performed Buyer will have performed all of the obligations under this Agreement and the Seller Agreements attached hereto to be performed by it at or before the Closing;

                  5.3.3 Representations Accurate. The representations and warranties of Buyer contained herein will continue to be accurate in all material respects as if made as of the Closing without giving effect to any supplemental disclosure, update or modification of any Schedule hereto;

                  5.3.4 Legal Action. There will be no pending Governmental Authority proceedings or legal action which challenges the validity or legality of or seeks or is reasonably expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement or the Seller Agreements; and

                  5.3.5 HSR Act Compliance. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

         5.4      Termination. This Agreement may be terminated:

                           (a)      by written agreement of Buyer and the
                  Company;

                           (b) by the Buyer, if there has been a material breach by any of the Shareholders or the Company or its Subsidiaries of any of the Shareholders' or Company's (or its Subsidiaries') respective representations, warranties, covenants or agreements set forth in this Agreement or in the Seller Agreements which breach is not or cannot be cured promptly by the Shareholders or the Company or its Subsidiaries;

                           (c) by the Company if there has been a material breach by Buyer of any of Buyer's representations, warranties, covenants or agreements set forth in this Agreement or in the Seller Agreements which breach is not or cannot be cured promptly by Buyer;

                           (d)      by the Company, under the provisions of
                  Section 9.1 hereof;

                           (e) by the Company if the conditions set forth in Section 5.3 hereof (other than Section 5.3.5) are not satisfied or waived on or before January 14, 2002;

                           (f)      by Buyer if the conditions set forth in
                  Section 5.2 hereof (other than Section 5.2.5) are not satisfied or waived on or before January 14, 2002;

                           (g) by the Company or by Buyer if the conditions set forth in Section 5.2.5 or Section 5.3.5 hereof are not satisfied on or before January 14, 2002, or such other date as the parties hereto may agree upon.

If this Agreement is terminated pursuant to paragraph (a), (e), (f) or (g) of this Section, all provisions of this Agreement will become void without any Liability on the part of any party. If this Agreement is terminated pursuant to paragraph (d) of this Section, all provisions of this Agreement will become void without any Liability on the part of any party, except for Section 9.1 hereof. If this Agreement is terminated pursuant to paragraph (b) or (c) of this Section, all rights and remedies of each party hereunder and all other provisions hereof related thereto, including without limitation the provisions of Section 9.1 hereof, will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom. All rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom.

         5.5 Closing Deliveries. As soon as possible following the date of this Agreement, the parties hereto will obtain the items required for delivery in Sections 5.2.1 and 5.3.1 hereof, and on the Closing Date the parties hereto will make or cause to be made, the transfers and deliveries set forth in Sections 5.2.1 and 5.3.1 hereof. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for hereunder have been consummated. The transfers and deliveries herein contemplated will be deemed to have occurred and the Closing will be effective as of the close of business on the Closing Date. The Company will provide to Buyer information with respect to the progress of obtaining items necessary for Closing and as reasonably requested by Buyer from time to time.

                                   ARTICLE VI
                                    COVENANTS

         6.1      Miscellaneous Covenants.

                  6.1.1 Publicity. The parties shall cooperate and agree as to the form, timing and substance of all public announcements relating to this Agreement or the transactions contemplated hereby and such announcements will be made only as may be authorized mutually by Buyer and the Company or as required by Law.

                  6.1.2 Expenses. Except to the extent otherwise specifically provided herein, each party will pay all of its own respective expenses incident to the transactions contemplated by this Agreement which are incurred by such party or its representatives, except that the Company shall pay the expenses of the Shareholders, with respect to fees of attorneys (other than counsel to the ESOP Trust), accountants and valuation agents engaged in connection with this Agreement, up to a maximum aggregate of $250,000.

                  6.1.3 No Assignment. No assignment of any part of this Agreement or any right or obligation hereunder may be made without the prior written consent of the other party, and any assignment attempted without that consent will be void.

                  6.1.4 Further Assurances. The parties shall use their best efforts to fulfill all conditions to the obligation of the other parties to consummate the transactions contemplated hereby and, after the Closing, take such further actions as may be reasonably requested by the other party to accomplish the intent set forth herein.

         6.2      Confidentiality.

                  6.2.1 Confidentiality Obligation. Except for a Required Disclosure (as defined below) each party hereto agrees not to disclose or use, directly or indirectly, any Confidential Information (as defined below), at any time after execution of this Agreement, and the Closing. In the event of a contemplated Required Disclosure of Confidential Information by a party, such party agrees to use his, her or its best efforts to provide the other party and the Company an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Section 6.2.1, "Confidential Information" means (i) all information belonging to, used by, or which is in the possession of any party hereto relating to the Company's or its Subsidiaries' or another party hereto's business to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Company or its Subsidiaries, including, but not limited to, information relating to the Company's or its Subsidiaries' products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or trade secrets and (ii) all information relating to the acquisition of the Stock by Buyer hereunder, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith. Each party hereto acknowledges that following the Closing all of the Confidential Information will be the exclusive proprietary property of the Company or of the appropriate other parties hereto, as the case may be, whether or not prepared in whole or in part by any party hereto and whether or not disclosed to or entrusted to the custody of any party hereto. Nothing herein shall require any party to withhold from disclosure of any Confidential Information hereunder where disclosure is required by Law, required to be included in either party's financial statements or required for the preparation and submission of any report for any agency, commission or board requiring such information in connection with such party's business (a "Required Disclosure"). Notwithstanding any other provision contained in this Agreement to the contrary, the Buyer may furnish information (including Confidential Information) to third Persons who are agents or employees of the Buyer.

         6.3 Access to Information. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Buyer access, during normal business hours during the period prior to the Closing Date, to all of the properties of the Company and, during such period, the Company shall make available to Buyer all information and Books and Records concerning the Company and its properties, business and employees as Buyer may reasonably request.

         6.4 Conduct of Business. The Company agrees that, from the date hereof through the Closing, except to the extent otherwise permitted by this Agreement or consented to in writing by Buyer, the Company shall:

                  (a) operate its business only in the Ordinary Course of Business;

                  (b) not enter into or assume any material agreement, contract or instrument relating to the Company or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

                  (c) pay accounts payable and other obligations of the Company when they become due and payable in the Ordinary Course of Business;

                  (d) use its reasonable efforts to preserve its business organizations intact, to retain the services of its employees and to preserve its goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

                  (e) take such action as may be reasonably necessary to preserve its properties and assets and to maintain its permits and licenses;

                  (f) maintain its insurance policies in full force and effect;

                  (g)      comply with any applicable Law;

                  (h) promptly advise Buyer in writing of any material adverse effect on the Company or its business, financial condition or properties and of any event or circumstance which will, or with reasonable certainty will, result in such a material adverse effect on the Company or which will, or with reasonable certainty will, constitute a violation or breach of any representation, warranty or covenant contained in this Agreement;

                  (i) review with Buyer all decisions regarding new contracts or extensions or amendments of existing contracts, equipment purchases and sales and other operational decisions involving individually or in the aggregate more than $100,000.00;

                  (j) except as required by applicable Law, and except as provided in Section 3.10 hereof, not make or commit to make any salary or wage increase with respect to any officer, employee or agent or enter into, amend or alter any Benefit Plan, trust agreement or arrangement or any employment or consulting contract;

                  (k) not pay, discharge or satisfy any Liability or Lien other than current Liabilities reflected in the most recent financial statements of the Company, and current Liabilities incurred since the date of the most recent financial statements of the Company in the Ordinary Course of Business;

                  (l) not sell, transfer or otherwise dispose of or encumber any of its cash, assets (including, without limitation, FFELP Loans) or properties, or engage in any activity in connection with any securitization of assets owned by the Company or its Subsidiaries, without the prior written approval of Buyer;

                  (m) not declare or pay any dividend or make any distribution with respect to the Stock, or redeem, purchase or otherwise acquire any of its capital stock, except as provided in
         Section 6.16 hereof;

                  (n) not modify or amend any of the terms of any of the contracts to which the Company is a party;

                  (o) not issue any new or additional shares of Stock or any Stock Equivalents;

                  (p) not make any contract or understanding to take any action referred to in Sections 6.4(a) through 6.4(n) above; and

                  (q) not take any affirmative action, or fail to take any reasonable action within its control, which would result in any of the changes or events listed in Sections 3.13(a) through 3.13(r).

         6.5 Seller Agreements The Company shall recommend that Shareholders of the Company execute the Seller Agreements and perform all covenants undertaken by Shareholders thereunder. In any event, this Agreement shall be binding upon the Company, irrespective of whether all Shareholders of the Company sign the Seller Agreements.

         6.6 Employee Benefits. To the extent permitted by applicable Law, Buyer or its Affiliates shall provide employees of the Company and its wholly owned Subsidiaries who may be retained subsequent to the Closing Date employee benefits to the same extent that Buyer or its Affiliates provides such benefits to their similarly situated employees, subject to the eligibility requirements for such benefits. Each such employee will be credited with the same vesting years of service as existed under the Company's plan as of the Closing Date under the rules of the applicable plan of Buyer or its affiliates.

         6.7 Financial Information. From and after the date hereof, the Company shall provide Buyer with copies of monthly financial statements of the Company. Such financial statements shall be delivered to Buyer within five (5) days after such statements become generally available to management of the Company.

         6.8 Officers and Employees. Without incurring any Liability with respect to the Company, the Company shall use its best efforts to cause all officers and employees of the Company to remain with the Company after the Closing Date. Prior to the Closing Date, the Company shall use best efforts to enter into employment agreements with key employees under terms as designated or requested by Buyer, including noncompete covenants.

         6.9 Final Tax Return. The Company shall engage either the accounting firm of KPMG Peat Marwick LLP or Crowe Chizek and Company to prepare the final "S" Corporation return for the Company following Closing, so long as the terms of such engagement do not vary materially from terms of prior engagements of Crowe Chizek and Company and the contents of such final return shall be conclusive only with the consent and concurrence of the accountants not so engaged.

         6.10 Section 338(h)(10) Election. The Company agrees to join in, and to use best efforts to cause Shareholders to join in, making a unanimous, timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign Tax Law) (collectively, the "Section 338(h)(10) Election") with respect to the transaction contemplated by this Agreement and to file such Section 338(h)(10) Election in accordance with applicable Law. Buyer and the Company agree to cooperate (and to use best efforts to cause Shareholders to cooperate) in all respects for the purpose of effecting a timely and effective Section 338(h)(10) Election, including without limitation, the execution and filing of any forms, consents or returns.

         6.11 Allocation of Purchase Price. At and following the Closing, Buyer and the Company shall make (and the Company shall use best efforts to cause Shareholders to make) a good faith, unanimously approved allocation of the Purchase Price among the assets of the Company substantially as set forth in
Schedule 6.11 attached hereto (the "338 Allocation") within the requirements of Treasury Regulation Section 1.338(b)-2T with the knowledge and understanding that the 338 Allocation will be used by Buyer, the Company, Shareholders for federal income tax reporting purposes. The Company and Buyer shall report (and the Company shall use best efforts to cause Shareholders to report) the transactions contemplated by this Agreement for federal income tax purposes in accordance with the 338 Allocation. Neither Buyer nor the Company, nor any consolidated or unitary Tax reporting group of which either of them is a party, shall take (and the Company shall use best efforts to cause the Shareholders not to take) any position inconsistent with the 338 Allocation except with the written consent of the other parties to this Agreement.

         6.12 HSR Act Filings. On November 30, 2001, the parties caused to be prepared and filed, with the appropriate Governmental Authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act. Each party will promptly provide all additional information requested, and take all other actions necessary or appropriate, to comply with notification requirements under the HSR Act and to cause the expiration of all waiting periods under the HSR Act. The filing fee under the HSR Act shall be paid 50% by the Company and 50% by the Buyer.

         6.13 Exercise of Stock Options. The Company shall use best efforts to cause any holders of Stock Options to make an irrevocable exercise of such Stock Options which is effective immediately prior to Closing. If Closing does not occur, the exercise of the Stock Options will not be effective. Holders of Stock Options shall be responsible for paying the exercise price attributable to the exercise of Stock Options hereunder, and for any withholding taxes (including without limitation federal, state and employees social security and medicare taxes) attributable to the exercise of the Stock Options, and such Liabilities shall reduce the Purchase Price as provided in Section 2.1.2(i) hereof. The Company shall not exercise any right of first refusal, option, redemption rights or other rights of similar nature with respect to the Stock, unless Buyer requests the Company to exercise any such rights. The Company is authorized to loan each holder of Stock Options the exercise price of such Stock Options, which loans shall be repaid by a reduction in Purchase Price as provided in Section 2.1.2 hereof.

         6.14 Payment of Indebtedness. On or before the Closing Date, the full outstanding principal balance and accrued and unpaid interest with respect to any and all outstanding indebtedness owed by any of the Shareholders to the Company or any Subsidiary shall be paid by reduction of the Purchase Price in accordance with Section 2.1.2(ii) hereof. In addition, prior to Closing, the Company shall pay in full the outstanding principal balance and accrued and unpaid interest with respect to any and all unsecured or general obligation indebtedness owed by the Company, including, without limitation, the indebtedness owed by the Company to Bank One, N.A.

         6.15 Separate Seller Agreements. The Company shall use best efforts to cause Shareholders to execute and deliver to Buyer the Seller Agreements attached in the form of Schedule 6.15 attached hereto, as requested by Buyer.

         6.16 Permitted Dividends. If the Closing occurs on or before December 31, 2001, no distributions or dividends of any nature shall be made by the Company through Closing. If Closing occurs after December 31, 2001, then the Company shall be permitted to make dividend distributions to all Shareholders, as follows: (i) with respect to 2001 operations, the Company shall at any time after December 31, 2001 and prior to Closing, distribute cash dividends of up to 40% of estimated 2001 Taxable income from the Company's operations, reduced by the amount of $9,165,725 (which represents the cumulative dividends attributable to 2001 estimated taxable income paid through September 30, 2001); (ii) in addition, within thirty (30) days of the Closing Date, the Company shall make dividend distributions of up to 45% of the Company's estimated Taxable income from the Company's operations for 2002, pro-rated for the number of days in 2002 that the Company remained an S Corporation; and (iii) in addition, after the final 2001 S Corporation Taxable income has been determined by the parties' respective accountants, an additional distribution attributable to 2001 Taxable income shall be made by the Company to all Shareholders by February 15, 2002, in an amount determined by multiplying 2001 S Corporation Taxable income by 45% and reducing that product by the sum of $9,165,725 and the dividends paid pursuant to clause (i) above. The distributions permitted in clauses (i), (ii) and (iii) above shall be reduced by the amount of $6,000,000. In any event, and notwithstanding any provision herein to the contrary, any element of reportable gain attributable to the transactions contemplated herein, as well as compensation expense recognized upon exercise of all Stock Options, shall be excluded from Taxable income in determining the amount of dividends payable, and the determination of Taxable income shall be reduced by the "Built-In Gains Tax," if any, described in Section 3.11 hereof. The foregoing notwithstanding, Shareholders shall have no obligation to repay or refund any of the $9,165,725 dividend distributions made prior to September 30, 2001.

         6.17 Supplemental Disclosure. Until the Closing, the parties hereto will immediately notify the other party of any event or circumstance that:

                  (a) makes it necessary to correct any representation and warranty in Article III or IV that has been rendered inaccurate thereby; or

                  (b) arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty in Article III or IV.

         6.18 Insurance. The Company and/or Buyer shall pay for continuation of current or substantially equivalent insurance coverage of trustee(s) of the ESOP Trust and for directors of the Company for up to three years following the Closing of this Agreement at a maximum aggregate cost of approximately $40,000 annually, or such other amount as may be agreed upon by the parties.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Survival of Representations and Warranties With the exception of the representations and warranties contained in Sections 3.5, 3.18 and 3.19 (which shall survive Closing), the representations and warranties of the Company in Article III and Buyer in Article IV will not survive the Closing.

         7.2 Indemnification by the Company. The Company will indemnify Buyer and its Affiliates (exclusive of the Company, its Subsidiaries and the Shareholders) and the shareholders, directors, employees and agents of Buyer and its Affiliates (exclusive of the Company, its Subsidiaries and the Shareholders) (collectively, the "Buyer Indemnified Parties") against and hold them harmless from all Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by the Company herein including, without limitation, Liability arising from claims of other Persons.

         7.3 Indemnification by Buyer. The Buyer will indemnify the Company and its agents, inclusive of the Shareholders only as to Section 7.3(b) hereof (collectively, the "Company Indemnified Parties") against and hold them harmless from:

                  (a) Covenants. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein including, without limitation, Liability arising from claims of other Persons.

                  (b) Built-In Gain Taxes. Such liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) resulting from or arising out of Tax liability for "built-in gains" under Section 1374 of the Code and which arise from the transactions contemplated herein, but the amount for which Buyer shall be liable under this Section 7.3(b). If any claim or demand for "built-in gain" Taxes in respect of which indemnity may be sought pursuant to this Section 7.3(b) is asserted in writing against the Company, the Company shall promptly notify Buyer of such claim or demand within sufficient time that would allow Buyer to timely respond to such claim or demand, and shall give Buyer such information with respect thereto as Buyer may reasonably request. Buyer may discharge, at any time, its indemnification obligation under this Section 7.3(b) by paying to the Company the amount of the applicable indemnification for built-in gain Taxes, calculated on the date of such payment. Buyer may, at its own expense, participate in and, upon notice to the Company, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). The Company shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, the reasonable cost of which will be at Buyer's expense, separate from the counsel employed by Buyer. If Buyer chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution of such claim. Buyer shall not be liable under this Section 7.3(b), for (i) any Tax claimed or demanded by any Governmental Authority, the payment of which was made without Buyer's prior written consent, or (ii) any settlements effected without the consent of Buyer, or resulting from any claim, suit, action, litigation or proceeding in which Buyer was not permitted an opportunity to participate.

         7.4 Basket and Limitation of Liability. In connection with each of the Shareholders' indemnity obligations (contained in the Seller Agreements) arising solely from breaches by the Company of representations and warranties contained in Sections 3.5, 3.18 and 3.19 hereof, no Shareholder shall have indemnity obligation with respect to such breaches of Sections 3.5, 3.18 and
3.19 hereof until the aggregate amount of all "Claims" (as defined below) exceeds $2,500,000. "Claims" shall mean (i) claims for breaches under Sections 3.5, 3.18 and 3.19 hereof and which are made in connection with matters other than loan servicing errors of the Company or its Subsidiaries, and (ii) claims for breaches under Sections 3.18 and 3.19 hereof made in connection with FFELP Loan and Private Loan servicing errors committed by the Company or its Subsidiaries prior to Closing and which (A) may reasonably be expected to result in a loss of guarantee on FFELP Loans or Private Loans in the event a claim is filed with a guarantor, (B) resulted from a systemic defect or series of defects in the Company's (or its Subsidiaries') servicing operations, and (C) singly, or in the aggregate, impact upon a material portion of the FFELP Loans or Private Loans serviced by the Company or its Subsidiaries. The total amount of Claims shall not exceed $7,000,000 ($19.36 per share of Stock acquired by Buyer hereunder) and shall be payable only from funds held under the Escrow Agreement for that purpose. Claims must be identified by Buyer and submitted to the Escrow Agent prior to December 1, 2002. Buyer agrees to negotiate in good faith with the agent for the Shareholders the total amount of the Claims to be paid hereunder and, in connection with Claims relating to servicing errors, Buyer and the agent for the Shareholders under the Escrow Agreement shall consider such factors as historical default rates, historical cure rates, historical interest penalties, potential Liabilities to the Department of Education, and costs to cure. Settlement of Claims shall be further governed by the agreement with the Escrow Agent as provided in Schedule 5.2.1A hereof.

                                  ARTICLE VIII
                                  CONSTRUCTION

         8.1 Definitions. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

         "Acquisition Proposal" means any proposal for any acquisition of all or part of the Stock or assets or properties of the Company outside the Ordinary Course of Business, or merger, consolidation or other combination involving the Company.

         "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

         "Agreement" means this Stock Purchase Agreement and any amendments or modifications thereof.

         "Books and Records" means all books and records of the Company relating to the Company's business and properties, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of the Company, (iii) Tax returns, and (iv) all financial and operating data, files and other information with respect to the Company's business and properties.

         "Buyer" means NELnet, Inc., a Nevada corporation.

         "Buyer Indemnified Parties" is defined in Section 7.2.

         "Closing" and "Closing Date" are defined in Section 5.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and shall incorporate Treasury Regulations, private letter rulings and other regulatory pronouncements.

         "Company" means EFS, Inc., an Indiana corporation.

         "Company Indemnified Parties" is defined in Section 7.3.

         "Competitive Business" means engaging in, directly or indirectly (including providing aid, assistance, or advice to any third party), business operations with respect to the origination, referral, funding, financing, marketing, solicitation, servicing, acquisition, transfer, sale or any other venture connected with FFELP Loans or Private Loans.

         "Confidential Information" is defined in Section 6.2.1.

         "Escrow Agent" means Union Bank and Trust Company.

         "Escrow Agreement" means the agreement among the Escrow Agent, certain Shareholders and Buyer as shown in Schedule 5.2.1A.

         "ESOP Documents" means, collectively, ESOP Trust's plan document and promissory notes and related security documents given by the ESOP Trust to the Company.

         "ESOP Trust" means EFS, Inc. Employees' Retirement Plan.

         "FFELP Loans" means student loans made and intended to be guaranteed pursuant to the Higher Education Act.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means any federal, provincial, municipal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign, which, in whole or in part, was formed by or operates under the auspices of any federal, provincial, municipal, state, regional or local government, domestic or foreign.

         "Higher Education Act" means Title IV, Parts B, F and G, of the Higher Education Act of 1965, as amended or supplemented and in effect from time to time, or any successor enactment thereto, and all regulations promulgated thereunder and any directives issued by the United States Secretary of Education.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Law" means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statutes, ordinance, rule, order or regulation.

         "Liabilities" means responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

         "Lien" means any security interest, lien, charge, covenant, condition, voting rights restriction, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, warrant or any other title defect or restriction of any kind.

         "Ordinary Course of Business" (or any similar reference) means, with respect to the Company and its Subsidiaries, any servicing arrangements, FFELP Loan acquisition activities and financing activities with respect to FFELP Loans and any other activities incidental to such operations, to the extent that each of the foregoing is conducted in a manner consistent with applicable Law, GAAP and the Company's past practices.

         "Person" means any individual, corporation, limited liability company, partnership, association or any other entity or organization.

         "Private Loan" means a student loan which is not made or guaranteed pursuant to the Higher Education Act.

         "Purchase Price" is defined in Section 2.1.

         "S Corporation" means a corporation which satisfies the requirements under Section 1361 of the Code and other provisions of the Code.

         "Seller Agreements" means, collectively, the Stock Purchase Agreements, Stock Purchase Agreement (ESOP) and Stock Purchase Agreements-A dated as of even date herewith between Buyer and Shareholders.

         "Shareholders" means, collectively, 100% of the holders of all Stock and Stock Options (to be exercised by holders thereof).

         "Stock" means 100.0% (361,577.515 shares) of all of the capital stock and equity interest of and in the Company, issued and outstanding as of the Closing, comprised as of the date of this Agreement by 296,512.515 shares which are currently outstanding, and 65,065 shares which are reserved for issuance upon exercise of the Stock Options (and which shall be exercised prior to Closing).

         "Stock Equivalents" means Stock Options, rights in connection with unissued stock of the Company or stock of the Company not yet issued or outstanding, and similar rights with respect to the Stock.

         "Stock Options" means the 65,065 shares of unissued stock, reserved for issuance upon exercise of options and which are to be exercised immediately prior to Closing as provided in Section 6.13 hereof.

         "Subsidiaries" means the following entities: EFS Finance Co., an Indiana corporation, EFS Services, Inc., an Indiana corporation, EMT Corporation, an Indiana corporation (which is an indirect Subsidiary of the Company, and a wholly owned Subsidiary of EFS Finance Co.), and Advantage Network Corp., an Indiana corporation.

         "Tax" means any charge or assessment by or liability to any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

         8.2 Notices. All notices or communications hereunder shall be in writing and shall be deemed sufficiently given by any of the parties hereto to the other parties if such notice or communication is delivered or mailed (postage prepaid), by registered or certified mail, return receipt requested, as follows:

         (a)      If to Buyer:

                           NELnet, Inc.
                           Attention: Mike Dunlap
                           6801 South 27th Street
                           Lincoln, Nebraska 68512

                           Telephone: 402/323-1131
                           Facsimile: 402/323-1286

                  with a copy to:

                           Daniel F. Kaplan
                           Perry, Guthery, Haase & Gessford, P.C., L.L.O. 233 South 13th Street, Suite 1400
                           Lincoln, Nebraska 68508
                           Telephone: 402/ 476-9200
                           Facsimile: 402/ 476-0094

         (b)      If to the Company:

                           EFS, Inc.
                           Attention: President
                           8425 Woodfield Crossing Boulevard, Suite 401
                           Indianapolis, Indiana 46240-2495
                           Telephone: 317/ 469-2042
                           Facsimile: 317/ 469-2088
                  with a copy to:

                           O. Wayne Davis
                           Henderson Daily Withrow & Devoe
                           One Indiana Square, Suite 2600
                           Indianapolis, Indiana 46204
                           Telephone: 317/ 639-4121
                           Facsimile: 317/ 639-0191

or to such other address as may be designated in a subsequent notice as provided in this Section 8.2. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received.

         8.3 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended or will be construed to confer on any Person other than the parties any rights or benefits hereunder, and there are no intended (or unintended) third party beneficiaries of this Agreement other than (i) the Shareholders of record under Section 7.3(b) hereof, (ii) directors of the Company only under Section
6.18 hereof, and (iii) trustees of the ESOP Trust only under Section 6.18 hereof.

         8.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         8.5 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party. This Agreement shall be construed to be valid and enforceable to the full extent allowed by law. It is agreed that if any part, term or provision of this Agreement is determined to be illegal, unenforceable or in conflict with applicable law, the validity of the remaining terms and provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the term or provision held to be invalid.

         8.6 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument which is signed by both parties and which specifically refers to this Agreement.

         8.7 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations between the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. This Agreement shall specifically supersede any prior negotiations, understandings or agreements between the Company and Buyer including, without limitation, the letter of intent executed by the Company, certain Shareholders and Buyer and dated as of November 8, 2001.

                                   ARTICLE IX
                                   EXCLUSIVITY

         9.1 Exclusive Negotiation. During the period between the date of this Agreement and the Closing Date (the "Exclusive Period"), the Company shall not (and will use best efforts to cause the Shareholders to not), directly or indirectly, solicit an Acquisition Proposal from or enter into or continue any negotiations with respect to an Acquisition Proposal with any third parties. If the Company or any Shareholder receives any unsolicited Acquisition Proposal, the Company will immediately disclose to Buyer the terms thereof. If failure to accept an Acquisition Proposal would result in a breach of fiduciary duty by the trustees of the ESOP Trust or directors of the Company, the Company may terminate this Agreement prior to Closing and, if such Acquisition Proposal is accepted by the Company or any Shareholders, the Company shall pay to Buyer a termination fee in the amount of Fifteen Million Dollars ($15,000,000) at or upon consummation of such Acquisition Proposal or modification thereof. Notwithstanding any other provision to the contrary herein, the Company shall have no right under this Section 9.1 to consider or accept, and the Company agrees not to consider or accept (or terminate this Agreement in connection with), any Acquisition Proposal, the terms of which offer payment of an aggregate purchase price for the Stock and Stock Options of $161 million or less. The parties acknowledge that Buyer is expending substantial amounts of resources, and foregoing substantial business opportunities, as a result of its negotiation, due diligence review, and preparation for Closing, and that a termination of this Agreement will result in substantial harm and damages to Buyer. The parties acknowledge that the costs to Buyer arising from a failure to consummate the transactions contemplated by this Agreement are substantial and difficult to ascertain, and that the termination fee amount is a reasonable liquidated damage amount in light of the size, complexities and nature of the transactions contemplated herein. Such termination fee shall only be paid if this Agreement is terminated by the Company under this Section 9.1. If Buyer fails to close for the reason that Buyer has committed a material breach hereunder, the termination fee provided for herein shall not be paid. Upon execution of this Agreement, the Company shall reject (and shall use best efforts to cause the Shareholders to reject) all currently outstanding Acquisition Proposals other than this Agreement, unless Buyer otherwise provides written consent. Following execution of this Agreement, the Company shall consult with Buyer as to the timing and content of any response to any Acquisition Proposal.

                                        X
                                INDIANA PRESENCE

         10.1 Indiana Presence. After the Closing Date, Buyer intends to retain, as Company employees, all or a portion of the employees currently administering the Company's operations as are commensurate with Buyer's long term goals. In addition, Buyer will be permitted to enter into employment agreements with certain key management personnel. It is Buyer's intention that this will serve to maintain and promote the integrity of the Company as an Indiana-based entity which is interested in the welfare of the people operating it as well as the community in which it is located. Being permitted to maintain employment for people in Indiana is a consideration that is seen by Buyer to have a long lasting, positive impact upon the Company's ability to remain competitive in the Midwest. Buyer is also considering a potential transfer of a portion of its servicing operation to Indianapolis. In addition, as positions in Buyer's operations may arise in locations other than Indianapolis, employees of the Company in Indianapolis will have the opportunity, at their option, to apply for such positions.

             [The balance of this page is intentionally left blank]

         INTENDING TO BE LEGALLY BOUND, the parties have signed this Master Stock Purchase Agreement as of the date first above written.

NELnet, Inc.                        EFS, Inc.



/s/ David Bottegal                  By:    /s/ John F. Wieczorek
----------------------------               ---------------------------
    David Bottegal                         John F. Wieczorek
    Senior Vice President                  Chairman and Chief
                                           Executive Officer

                                    By:    /s/ Garrett A. Varner
                                           ---------------------------
                                           Garrett A. Varner
                                           Executive Vice President

                                    By:    /s/ Bryan P. Miller
                                           ---------------------------
                                           Bryan P. Miller
                                           Executive Vice President

                                    By:    /s/ Hollie D. Heider
                                           ---------------------------
                                           Hollie D. Heider
                                           Executive Vice President